Oppenheimer Capital Appreciation Fund
NSAR Exhibit – Item 77I

Oppenheimer Capital Appreciation Fund (the “Registrant”), which offers share classes A, B, C, N, and Y, began offering Class I shares on December 29, 2011.  Post-Effective Amendment No. 58 to the Registrant’s Registration Statement, Accession Number 0000728889-11-001625, which includes the terms of Class I shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant’s Form N-SAR.